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                                                                   Exhibit 99(a)
                                                              Form 10-K for 2000
                                                              File No. 333-74847

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
The CIT Group, Inc.

We have examined management's assertion that Capita Corporation (the "Company") maintained effective controls over servicing leases and loans subject to the Pooling and Servicing Agreement dated as of September 1, 2000 for the CIT Equipment Collateral 2000-2 (the "Servicing Agreement") for the period from September 1, 2000 through December 31, 2000. This assertion is included in the accompanying report by management titled "Capita Corporation Management Assertion." Management is responsible for its controls over its lease and loan servicing. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the controls over Capita Corporation's lease and loan servicing, testing and evaluating the design and operating effectiveness of those controls, and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any control, errors or fraud may occur and not be detected. Also, projections of any evaluation of the controls over the lease and loan servicing to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the controls may deteriorate.

In our opinion, management's assertion that Capita Corporation maintained effective controls over lease and loan servicing as required under the Servicing Agreement for the period from September 1, 2000 through December 31, 2000, is fairly stated in all material respects, based upon the stated criteria set forth in Exhibit I "Capita Corporation Stated Lease/Loan Servicing Control Criteria" of management's report.

S/KPMG LLP

Short Hills, New Jersey
April 13, 2001